EXHIBIT 10.12.3

WALTER ENERGY, INC.
2014 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
(Non-Employee Directors)

THIS AGREEMENT (the “Agreement”), is made effective as of the date set forth on the signature page (the “Signature Page”) attached hereto (the “Date of Grant”), between Walter Energy, Inc., a Delaware corporation, or any successor thereto (the “Company”) and the participant identified on the Signature Page (the “Participant”).
R E C I T A L S:
WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are incorporated herein by reference and made a part of this Agreement; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Restricted Stock Units (as defined in the Plan) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(a)    Immediate Family Members: The term “Immediate Family Members” shall have the meaning set forth in Section 7(b) of this Agreement.
(b)    Plan: The term “Plan” shall mean the Walter Energy, Inc. 2014 Long-Term Incentive Plan, as amended from time to time.
(c)    Restricted Period: The term “Restricted Period” shall have the meaning set forth in Section 3 of this Agreement.
(d)    Retirement: The term “Retirement” shall mean a Termination by the Participant that occurs on or after the date on which the Participant attains the age of sixty-five (65) and has completed at least five (5) years of Service as a Non-Employee Director.
(e)    Service: The term “Service” shall mean the Participant’s services as a Non-Employee Director.
(f)    Share: The term “Share” shall mean a share of Common Stock, subject to adjustment as set forth in the Plan.
(g)    Termination Date: The term “Termination Date” shall mean the date upon which the Participant incurs a Termination for any reason.
2.    Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant the number of Restricted Stock Units set forth on the Signature Page, subject to adjustment as set forth in the Plan. The Restricted Stock Units shall vest and settle in accordance with Sections 3 and 4 hereof.

3.    Restricted Period.
(a)    Vesting. The Restricted Stock Units granted hereunder shall be restricted during the period (the “Restricted Period”) commencing on the Date of Grant and, subject to the Participant’s continued Service, expiring with respect to one-third (1/3) of the Restricted Stock Units on each of the first, second and third anniversaries of the Date of Grant; provided, that if the Restricted Stock Units are not evenly devisable by three, then no fractional units shall vest and the installments shall be as equal as possible with any smaller installments vesting first.
(b)    Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control prior to the Termination Date, the Restricted Period shall expire with respect to 100% of the Restricted Stock Units.
(c)    Termination of Service. If the Participant incurs a Termination for any reason, the Restricted Stock Units shall, to the extent not then vested or previously forfeited, immediately be forfeited without any further action by the Company or the Participant, and without any payment of consideration therefor; provided, however, that if the Participant incurs a Termination due to death, Disability or Retirement, in each case, the Restricted Period shall expire with respect to 100% of the Restricted Stock Units.
4.    Settlement of Restricted Stock Units. Upon expiration of the Restricted Period with respect to any outstanding Restricted Stock Units that have not previously been forfeited in accordance with Section 3(c), the Company shall issue to the Participant as soon as practicable (but no later than March 15 of the year following the year in which the Restricted Period expires) one Share for each Restricted Stock Unit and such Restricted Stock Unit shall be cancelled; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Shares in lieu of issuing only Shares in respect of such Restricted Stock Units or (ii) defer the issuance of Shares (or cash or part Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.
5.    Rights as a Stockholder; Book Entry. The Participant shall not have any rights of a common stockholder of the Company unless and until the Participant receives and becomes the record holder of the Shares pursuant to Section 4 above. The Company shall recognize the Participant’s ownership of Shares through uncertificated book entry. Upon delivery to the Participant of the Shares pursuant to Section 4, the Participant’s name shall be registered and recorded in the stock transfer book and records maintained by the Company or a transfer or clearing agent designated by the Company.

6.
Legend on Certificates. Subject to applicable law, the certificates, if any, representing the Shares issued pursuant to Section 4 above shall be subject to such stop transfer orders and other contractual restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such contractual restrictions.

7.    Transferability.
(a)    The Restricted Stock Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws or descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

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(b)    Notwithstanding the foregoing and subject to Section 14(b) of the Plan, the Restricted Stock Units may be transferred to: (i) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (ii) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (iii) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (iv) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes; provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
8.    Withholding.
(a)    The Participant shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, from any Shares or from any compensation (including from any other amounts payable to the Participant) the amount (in cash, Shares, or other property) of any required withholding or other taxes in respect of a Restricted Stock Unit award, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and other taxes; provided, however, that no amounts shall be withheld in excess of the Company’s statutory minimum withholding liability.
(b)    Without limiting the generality of the foregoing, to the extent permitted by the Committee, the Participant may, subject to applicable law, satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares held by the Participant (which are fully vested and not subject to any pledge or other security interest) or by having the Company withhold from the number of Shares otherwise issuable to the Participant hereunder Shares with a Fair Market Value not in excess of the statutory minimum withholding liability. The Participant agrees to make adequate provision for any sums required to satisfy all applicable federal, state, local and foreign tax withholding obligations of the Company which may arise in connection with this Restricted Stock Unit award.
9.    Securities Laws. Upon the expiration of the Restricted Period with respect to any Restricted Stock Units and the issuance of Shares pursuant to Section 4, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or with this Agreement.
10.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.
12.    Restricted Stock Units Subject to Plan. The Participant acknowledges that the Participant has received and read a copy of the Plan. The Restricted Stock Units granted hereunder are subject to the terms and provisions of the Plan, as may be amended from time to time, and which are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
13.    Amendment. Subject to Section 13(b) of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely

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affect the rights of the Participant hereunder shall not to that extent be effective without the consent of the Participant.
14.    Entire Agreement. This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Restricted Stock Units. This Agreement and the Plan supersede any prior agreements, commitments or negotiations concerning the Restricted Stock Units.
15.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
N WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date set forth on the Company’s signature page.

Participant

Name:

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Agreed and accepted:
WALTER ENERGY, INC.

By:
Its:

Dated: ______________1

Restricted Stock Units	[●]

[1]Insert Grant Date

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